EXHIBIT 99.1

Momentum Biofuels Commences Biodiesel Production at its LaPorte, TX Facility with Targeted Capacity of 20 Million Gallons per Year and a Plant Completion Cost of Less Than $5,000,000

Monday June 25, 2007 12:53 pm ET

LEAGUE CITY, Texas--(BUSINESS WIRE)--TONGA CAPITAL CORPORATION (OTCBB:TGPC - News; "Tonga") and its wholly-owned subsidiary, MOMENTUM BIOFUELS, INC. ("Momentum") announced today that its biodiesel facility in La Porte, Texas has commenced production with the sale of the first 50,000 gallons of biodiesel produced at the facility. Momentum is also pleased to announce that the facility was constructed for less than $0.25 per gallon of annual production, exclusive of building and land costs. Management believes this CAPEX is significantly lower than what is typical in the industry and could permit the Company to achieve a higher than average return on investment.

Jim O'Neal, the Company's COO, stated, "2007 was a time of transition and significant development for Momentum. Having proven our technology, combined with the strength of our new management team, we are now ready for full-scale commercial production." He also stated, "Our product meets the strict US specification ASTM D 6751."

Stuart Cater, Tonga CFO, stated, "In addition to finishing construction this month, we are currently negotiating tolling and off-take agreements." He also stated, "We anticipate being at full-scale production in the summer of 2007, completing the transition from a development stage company to a growth oriented operating entity. The Company has tested multiple feedstocks and is preparing for a full-scale test with tallow. We believe that adding multiple feedstock options to our plant makes long-term risk management sense and gives more options for managing our cost of raw materials."

Richard C. Cilento, President, Chief Executive Officer and Founder of FuelQuest, Inc., a recent addition to the Momentum Board of Directors with a broad experience in fuel management, stated that "many of the largest commercial fleets in the US are now strategically supporting fuel independence as well an environmental agenda by using alternative fuels such as biodiesel. What these leading companies require at this point are more producers like Momentum Biofuels to support their corporate alternative fuel strategies."

About Tonga Capital and Momentum Biofuels

Tonga operates in the biodiesel industry through its wholly-owned subsidiary, Momentum Biofuels. Momentum is a "pure play" biodiesel producer focused on servicing the US Gulf Coast and international biodiesel markets. Momentum manufactures high quality, low cost and socially responsible biodiesel fuels that complement and integrate with the existing diesel fuel supply chain. Biodiesel is a domestic, renewable fuel for use in diesel engines that is derived from natural vegetable oils and animal fats. Biodiesel contains no petroleum, but can be used in any concentration with petroleum-based diesel fuel in existing diesel engines without engine modification. Biodiesel is the fastest growing segment of the alternative fuel market and has been shown to reduce emissions of total unburned hydrocarbon by as much as 70% and total carbon monoxide and other particulate matter by almost 50%. Momentum's goal is to construct four (4) 20-million gallon biodiesel plants. The Company has decided to build plants in the 20-million gallon range to maximize Federal and State production incentives. If the current structure of the incentives is changed or if its economic model shows efficiencies with increased plant size, Momentum can easily transition to larger plants because the Company's technology is fully scalable. The Company's construction plans and manufacturing processes utilize a multi-feedstock strategy to diversify financial risk and unanticipated feedstock supply limitations.

For more information, visit the Company's website at www.momentumbiofuels.com.

The Company's public competitors include Nova Biosource Inc. (AMEX: NBF - News), Kreido Biofuels, Inc. (OTCBB: KRBF - News), H2Diesel Holdings, Inc. (OTCBB: HTWO - News), US BioEnergy Corp. (NASDAQ: USBE - News), Earth Biofuels, Inc. (OTCBB: EBOF - News), Pacific Ethanol, Inc. (NASDAQ: PEIX - News), Aventine Renewable Energy Holdings, Inc. (NYSE: AVR - News) and Verasun Energy Corporation (NYSE: VSE - News). Momentum Biofuels technology and operational processes uniquely lower its construction costs and improve the Company's return on capital deployed compared to the market alternatives.

To the extent that this press release discusses expectations about market conditions, market acceptance, future sales, future financial performance, future disclosures, or otherwise statements about the future; such statements are forward-looking and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks associated with our limited operating history, our ability to manage future acquisitions and expand operations, our ability to obtain contracts with suppliers of raw materials (for production of biodiesel fuel) and with distributors of our biodiesel fuel product, the risks inherent in the mutual performance of such supplier and distributor contracts, our performance and efficiency in producing biodiesel, our ability to raise necessary financing to execute the Company's business plans, and other risk factors discussed in the Business Description and Management's Discussion and Analysis sections of Tonga Capital, Corporation's Annual Report on Form 10-KSB filed with the SEC on April 16, 2007, subsequent Quarterly Reports on Form 10-QSB and current reports on Form 8-K. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements of Tonga or Momentum and can be identified by the use of forward-looking language such as "believe," "anticipate," "expect," "estimate," "intend," "plan," project," and variations of such words with similar meanings. Tonga does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Contact:
Tonga Capital Corporation
Corporate Contact:
Barry Cater, CEO, 281-334-5161
or
Momentum Biofuels, Inc.
Investor Relations Contact:
Jim Pyle, IRO, 281-334-5161
or
SW Devanney & Co.
Steve Devanney, 303-369-7128

Source: Momentum Biofuels, Inc.